Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-17331 on Form S-8 pertaining to the Broadway Financial Corporation Stock Option Plan for Outside Directors and the Broadway Financial Corporation Long Term Incentive Plan, Registration Statement No. 333-102138 on Form S-8 pertaining to the Broadway Financial Corporation Long Term Incentive Plan, and Registration Statement No. 333-163150 on Form S-8, pertaining to the Broadway Financial Corporation 2008 Long-Term Incentive Plan of our report dated March 28, 2016 relating to the consolidated financial statements of Broadway Financial Corporation and Subsidiary, which report appears in the Form 10-K of Broadway Financial Corporation for the year ended December 31, 2015.

/s/ Moss Adams LLP

San Francisco, California

March 28, 2016